AMENDMENT TO EMPLOYMENT AGREEMENT
(Mark E. Secor)

This Amendment to Employment Agreement (the “Agreement”) is made and entered into to be effective as of May 10, 2024 (the “Effective Date”), by and among Horizon Bank (the “Bank”), an Indiana state‑chartered bank, Horizon Bancorp, Inc. (the “Holding Company”), an Indiana corporation and a registered bank holding company, and Mark E. Secor (the “Executive”). The Bank and the Holding Company are referred to herein jointly as the “Company.”

WITNESSETH:

WHEREAS, the parties entered into an Employment Agreement effective as of November 6, 2023, (the “Employment Agreement”), to provide for, among other things, the Executive to continue to serve as the Chief Financial Officer of the Company until a new Chief Financial Officer was hired, which was expected to be on or before April 30, 2024, but which will not occur until May 20, 2024 (the “Start Date”); and

WHEREAS, the Employment Agreement automatically expires by its express terms on April 30, 2024, and the Company desires to continue to employ the Executive in accordance with the provisions of the Employment Agreement until the Start Date, and the Executive desires to continue to be employed by the Company in accordance with the provisions of the Employment Agreement until the Start Date.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements and obligations contained herein, the employment of the Executive by the Company pursuant to this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive, each intending to be legally bound, hereby agree as follows:

Section 1.    Extension of Term;Termination.

(a)    Term. Section 1(b) of the Employment Agreement is hereby amended and restated in its entirety to read: “Unless terminated earlier as provided herein, the term of this Agreement will end on May 19, 2024 (the term of this Agreement is hereinafter referred to as the “Term”). Upon the expiration of the Term, this Agreement (as amended) shall automatically terminate and be of no further force and effect, including any provisions that are to expressly survive pursuant to the terms of this Agreement.”

Section 2.    Compensation and Employee Benefits.

(a)    2024 Bonus. Section 3(c) of the Employment Agreement is hereby amended and restated in its entirety to read: “For the period between January 1, 2024, to the end of the Term, and provided the Executive is employed on the last day of the Term, the Executive will also to be entitled to a cash bonus for 2024 of $53,254.88 (the “2024 Bonus”). Any earned 2024 Bonus pursuant to this Section shall be payable in accordance with the Company’s historical payroll practices and within thirty (30) days after May 19, 2024.”

[Signature page follows]

In Witness Whereof, the parties hereto have executed this Agreement on the Effective Date.

HORIZON BANK

By:	/s/ Thomas M. Prame
Thomas M. Prame
Chief Executive Officer and President

HORIZON BANCORP, INC.		EXECUTIVE

By:	/s/ Todd A. Etzler	/s/ Mark E. Secor
	Todd A. Etzler, Executive Vice President	Mark E. Secor
and Chief Legal Risk Officer